Exhibit 10.1

Alumis Inc.

Non-Employee Director Compensation Policy

(AS AMENDED AND RESTATED ON JUNE 12, 2026 (THE “EFFECTIVE DATE”))

Each member of the Board of Directors (the “Board”) who is not also serving as an employee of or consultant to Alumis Inc. (the “Company”) or any of its subsidiaries (each such member, an “Eligible Director”) will receive the compensation described in this Non-Employee Director Compensation Policy for his or her Board service upon and following the Effective Date. An Eligible Director may decline all or any portion of his or her compensation by giving notice to the Company prior to the date cash may be paid or equity awards are to be granted, as the case may be. This policy may be amended at any time in the sole discretion of the Board or the Compensation Committee of the Board.

Annual Cash Compensation

The annual cash compensation amount set forth below is payable to Eligible Directors in equal quarterly installments, payable in arrears on the last day of each fiscal quarter in which the service occurred. If an Eligible Director joins the Board or a committee of the Board at a time other than effective as of the first day of a fiscal quarter, each annual retainer set forth below will be pro-rated based on days served in the applicable fiscal quarter, with the pro-rated amount paid on the last day of the first fiscal quarter in which the Eligible Director provides the service and regular full quarterly payments thereafter. All annual cash fees are vested upon payment.

1.	Annual Board Service Retainer:
a.	All Eligible Directors: $50,000
b.	Non-Executive Chair of the Board Service Retainer (in addition to Eligible Director Service Retainer): $35,000
c.	Non-Executive Lead Independent Director Retainer (in addition to Eligible Director Service Retainer): $30,000
2.	Annual Committee Chair Service Retainer:
a.	Chair of the Audit Committee: $20,000
b.	Chair of the Compensation Committee: $15,000
c.	Chair of the Nominating and Corporate Governance Committee: $10,000
d.	Chair of the Scientific Committee: $10,000

3.	Annual Committee Member Service Retainer (not applicable to Committee Chairs):
a.	Member of the Audit Committee: $10,000
b.	Member of the Compensation Committee: $7,500
c.	Member of the Nominating and Corporate Governance Committee: $5,000
d.	Member of the Scientific Committee: $5,000

Expenses

The Company will reimburse Eligible Directors for ordinary, necessary and reasonable out-of-pocket travel expenses to cover in-person attendance at and participation in Board and committee meetings; provided, that the Eligible Director timely submit to the Company appropriate documentation substantiating such expenses in accordance with the Company’s travel and expense policy, as in effect from time to time.

Equity Compensation

The equity compensation set forth below will be granted under the Company’s 2024 Equity Incentive Plan (the “Plan”), subject to the approval of the Plan by the Company’s stockholders. All stock options granted under this policy will be nonstatutory stock options, with an exercise price per share equal to 100% of the Fair Market Value (as defined in the Plan) of a share of the Company’s common stock (the “Common Stock”) on the date of grant, and a term of ten years from the date of grant (subject to earlier termination in connection with a termination of service as provided in the Plan).

1.Initial Grants: For each Eligible Director who is first elected or appointed to the Board following the Effective Date, on the date of such Eligible Director’s initial election or appointment to the Board (or, if such date is not a market trading day, the first market trading day thereafter), the Eligible Director will automatically, and without further action by the Board or the Compensation Committee of the Board, be granted a stock option to purchase a number of shares of Common Stock equal to the lesser of (i) the number of shares that results in such stock option having a grant date fair value of $700,000, rounded down to the nearest whole share, or (ii) 94,500 shares (the “Initial Grant”). The shares subject to each Initial Grant will vest over a three-year period, with 1/36th of the shares subject to the Initial Grant vesting in equal monthly installments following the date of grant, such that the option is fully vested on the third anniversary of the date of grant, subject to the Eligible Director’s Continuous Service (as defined in the Plan) through each such vesting date, and will vest in full upon a Change in Control (as defined in the Plan), subject to the Eligible Director’s Continuous Service through such date.
2.Annual Grants: On the date of each annual stockholder meeting of the Company held after the Effective Date, each Eligible Director who continues to serve as a non-employee member of the Board following such stockholder meeting (excluding any Eligible Director who is first appointed or elected by the Board at such meeting) will automatically, and without further action by the Board or the Compensation Committee of the Board, be granted the following equity awards (each, an “Annual Grant”):

●	a stock option to purchase a number of shares of Common Stock equal to the lesser of

(i) the number of shares that results in such stock option having a grant date fair value of $300,000, rounded down to the nearest whole share, or (ii) 40,500 shares (the “Annual Option Grant”); and

●	a restricted stock unit award covering a number of shares of Common Stock equal to the lesser of (i) the number of shares that results in such award having a grant date fair value of $100,000, rounded down to the nearest whole share, or (ii) 9,000 shares (the “Annual RSU Grant”).

The shares subject to each Annual Grant will vest in full on the first anniversary of the date of grant, subject to the Eligible Director’s Continuous Service through such vesting date; provided, that the Annual Grant will in any case be fully vested on the date of Company’s next annual stockholder meeting, subject to the Eligible Director’s Continuous Service through such vesting date; provided, further, that the Annual Grant will vest in full upon a Change in Control, subject to the Eligible Director’s Continuous Service through such date. With respect to an Eligible Director who, following the Effective Date, was first elected or appointed to the Board on a date other than the date of the Company’s annual stockholder meeting, upon the Company’s first annual stockholder meeting following such Eligible Director’s first joining the Board, such Eligible Director’s first Annual Option Grant and first Annual RSU Grant will be pro-rated to reflect the time between such Eligible Director’s election or appointment date and the date of such first annual stockholder meeting.

Non-Employee Director Compensation Limit

Notwithstanding the foregoing, the aggregate value of all compensation granted or paid, as applicable, to any individual for service as a Non-Employee Director (as defined in the Plan) shall in no event exceed the limits set forth in Section 3(d) of the Plan.